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                                                                   EXHIBIT 99.2


                              CONSULTING AGREEMENT


         This Agreement is entered into and is effective this 20th day of May, 2003 is by and between AuGrid Corporation Inc, having its principle place of business at 2275 East 55th St. - 2nd Floor, Cleveland Ohio, (the "Company"), and Lynne Guccione of Austin Capital Management, Inc., a consultant having her principle place of business at 2829 Merrick Road, Bellmore, New York 11710, (the "Consultant").

         WHEREAS the Company desires to retain Consultant to provide services which are related to implementing the Company's business plan.

         1. The Company hereby retains Consultant to render certain advisory services described below, which shall be rendered by Consultant without any direct supervision by the Company and at such time and place and in such manner (whether by conference, telephone, letter or otherwise) as Consultant may determine.

                  a) Consulting Services. Consultant will provide such financial consulting services and advice pertaining to the Company's business affairs as the Company may from timeto time reasonably request. Without limiting the generality of the foregoing, Consultant will assist the Company assisting in studying and evaluating financing, merger and acquisition proposals, prepare reports thereon when advisable, and assist in negotiations and discussions pertaining thereto.

                  b) Wall Street Liaison. Consultant will, when appropriate, arrange meetings between representatives of the Company and members of the investment community, such as securities analysts, portfolio managers and market makers. Consultant will assist the Company in presenting itself at securities industry conferences and due diligence meetings.

                  c) Mergers and Acquisitions. Consultant will assist in identifying other companies in similar or related businesses which might enter into joint ventures with the Company or which could merge their businesses advantageously with those of the Company. Consultant will assist in formal negotiations and valuations relative to such mergers or combinations. In the event that Consultant introduces, negotiates or assists the Company with the purchase or sale of assets, or for a merger acquisition or joint venture for the Company, then the Company will compensate the Consultant a fee of 5% of the Transactions Value.


                  d) Compensation: The Consultant will be entitled to compensation under such terms as are specified in Attachment A.

         In consideration of the Services provided by the Consultant, the Company agrees to pay to the Consultant 3,000,000 shares of common stock. The stock shall be transferred to the Consultant, as follows:

                  a) The Company shall issue and register the shares listed on its next S8 or Sb-2


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                  registration at a time mutually agreed upon by both the
                  company and the consultant


                  b) Should the company not register the shares in an appropriate time frame, the company shall pay the consultant on a monthly basis - fee per month to be negotiated at the end of the first 90 days of service.


         2. The Term of this Agreement shall be six months (6) months from the date hereof, either party may, without cause, elect to terminate the Agreement by giving thirty (30) days notice to the other. Upon such termination, each will be relieved of any further obligation of performance to the other; provided, however, that all obligations of confidentiality, non-disclosure and non-competition will continue in full force and effect for one (1) year from the effective date of any termination. If this agreement shall be terminated prior to the end of the Term, the Consultant shall not, in any event, be liable to return any pre-payment. The parties hereby agree that any pre-payment is made and shall be in consideration of Consultant's agreement to expend time, effort and energy on behalf of Company to the exclusion of other clients.

         3. The Company hereby agrees to provide the Consultant with the documents and the information enumerated below. The Consultant agrees that it shall keep all such information and the contents of such documents confidential and shall utilize such information and/or documents that Company shall provide are:

                  a) all of the Company's current filings with the SEC or other regulatory bodies with jurisdiction over the Company's activities;

                  c) the Company's current audited financial statement and anyfinancial statements produced currently by the Company's auditors; and

                  d) all public releases of information and only information in the public domain.

         4. Anything to the contrary notwithstanding, in the event the Company shall make any materially false filing or representation to any regulatory authority of competent jurisdiction, or to the Consultant or to the public, the Consultant may terminate this Agreement, for cause upon three (3) days written notice.

         5. Upon the expiration of the Term, this Agreement shall not renew without approval by the board of directors for an additional one (1) year term and upon termination, notice either party shall notify the other at least sixty
(60) days prior.

         6. Confidentiality. Except in the course of the performance of its duties hereunder, Consultant agrees that they shall not disclose any trade secrets, know-how, or other proprietary information not in the public domain learned as a result of this Agreement unless and until such information becomes generally known. Furthermore, for one (1) year following the termination of this Agreement whether by expiration of the Term or earlier termination, consultant will not disclose any proprietary information or materials relative to the Company to any other party,

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except in the furtherance of performing the Services.

         7. Litigation Expenses. If any action is brought by either party to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and disbursements in addition to any other relief to which it may be entitled.

         8. Notices. Any notice, request, demand or other communication required or permitted hereunder shall be deemed to be properly given when personally served in writing or when deposited in the United States mail, postage prepaid, addressed to the other party at the address appearing at the beginning of this Agreement. Either party may change its address by written notice made in accordance with this Section.

         9. Governing Law. This Agreement is made and shall be governed and construed in accordance with the laws of the State of New York.

         10. Assignments and Termination. This Agreement shall not be assignable by any party except to successors to all or substantially all of the business of either party for any reason whatsoever without the prior written consent of the other party, which consent may be arbitrarily withheld by the party whose consent is required.

         11. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute a single document.


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

For AuGrid Corporation Inc.:                   For Lynne Guccione:


By /s/ MJ Shaheed                              By /s/ Lynne Guccione
   -------------------------------             -------------------------------
MJ Shaheed - CEO/ President                    Lynne Guccione - President
                                               Austin Capital Management, Inc.

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                                  Attachment A



THIS AGREEMENT (The "AGREEMENT") is made as of the 20th day of May, 2003, between AuGrid Corporation Inc, having its principle place of business at 2275 East 55th St., Cleveland Ohio, (the "Company"), and Austin Capital Management, Inc., a corporation having its principle place of business at 2829 Merrick Road, Bellmore, New York 11710, (The "FINDER").


WHEREAS, the COMPANY is desirous of retaining the FINDER for the purpose of acting as a finder for the purpose of expanding its business in distribution and eventually manufacturing through qualified NOW, inconsideration of the mutual covenants contained herein and intended to be legally bound thereby, the FINDER and the COMPANY hereby agree as follows:

         1. The COMPANY hereby retains the services of the FINDER, on a non-exclusive basis, to act as finder for the purpose of finding partners for expansion manufacturing.

         2. FINDER shall, as agreed have the designated number of common shares registered in a corporate filing. These shares are payment in full for the term of this contract.

         3. The COMPANY shall be obligated to pay the FINDER the compensation set forth above, if any or all of the potential partners introduced to the COMPANY by the FINDER. The compensation shall be due and payable upon the closing or the completion of the first 90- days of the contract.

         4. In the event this Agreement is terminated prior to the closing of any engaged transactions, the FINDER and COMPANY agree that payment in full has been rendered upon deliverance of registered shares or addendum for monthly payment has been added to the original contract.

         6. This Agreement shall terminate at the close of the 12 month period or may be terminated earlier, at any time, by either party by written notice.

         7. This Agreement may be signed in counterpart and all of the counterparts shall form one Agreement.


         IN WITNESS WHEREOF, the parties hereto have executed that Agreement as of the day and year set forth above.


For AuGrid Corporation Inc.                    For Lynne Guccione

By /s/ MJ Shaheed                              By /s/ Lynne Guccione
   --------------------------------               -----------------------------
MJ Shaheed, CEO/ President.                    Lynne Guccione, President
                                               Austin Capital Management, Inc.

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AUGRID CORPORATION

                            Confidentiality Agreement

         The undersigned has recently entered into a consulting agreement (the "Agreement") with AuGrid Corporation, a Nevada corporation, (the "Company").

         During the period of the undersigned's services under the Agreement, and all time thereafter, the undersigned agrees that, because of the valuable nature of the Confidential Information, it shall use its best efforts to maintain and protect the secrecy of the Confidential Information. Without in any manner limiting the generality of the foregoing obligation, the undersigned agrees that it shall not, and shall cause its officers, directors, employee, agents and affiliates to not, directly or indirectly, without the prior written consent of the Company, disclose any Confidential Information to any other person or entity or use any Confidential Information for its or their own purposes.

         As used in this Agreement, the term "Confidential Information" means any knowledge, information or property relating to, or used or possessed by, the Company and its subsidiaries, and includes, without limitation, the following: trade secrets; patents, copyrights, software (including all programs, specifications, applications, routines, subroutines, techniques and idea for formulae); concepts, data, drawings, designs and documents; names of clients, customers, employees, agents, contractors, and suppliers; marketing information; financial information and other business records; and all copies of any of the foregoing.

Austin Capital Management, Inc.



By: ____________________________
    Lynne Guccione- President